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Exhibit 4(b)

Protective Life Insurance Company

Nashville, Tennessee
(A Stock Insurance Company)

GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
(Non-Participating)

Protective Life Insurance Company agrees to provide the benefits described in this Contract. The Contract alone governs the rights of the parties. A copy of the Contract will be furnished with each Certificate issued.

THIS IS A VARIABLE ANNUITY CONTRACT

AMOUNTS AVAILABLE UNDER THIS CONTRACT AND THE ANNUITY INCOME PAYMENTS, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE PROTECTIVE VARIABLE ANNUITY SEPARATE ACCOUNT, ARE VARIABLE. NO MINIMUM VALUE IS GUARANTEED FOR AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT.

RIGHT TO CANCEL

YOU HAVE THE RIGHT TO RETURN THIS CONTRACT. You may end your participation in the Contract within ten days after you receive it by returning the Contract and Certificate to our administrative office, or to the agent who sold it to you, with a written request for cancellation. Return by mail is effective on being post-marked, properly addressed and postage pre-paid. We will promptly return the Contract Value plus any amount deducted for premium taxes, minus an adjustment for any Credits applied. This amount may be more or less than the Purchase Payments.

(Signature, names and titles of John and Debbie—as in all contracts)

THIS IS A LEGALLY BINDING CONTRACT
READ IT CAREFULLY

Administrative Office:
PROTECTIVE LIFE INSURANCE COMPANY
2801 Highway 280 South
P. O. Box 10648
Birmingham, Alabama 35202-0648
(800) 456-6330

This Page Intentionally Left Blank.

DEFINITIONS

Accumulation Unit: A unit of measure used to calculate the value of a Sub-Account prior to the Annuity Commencement Date.

Allocation Option: Any account to which Purchase Payments may be allocated or Contract Value transferred under this Contract.

Annuity Commencement Date: The date as of which the Contract Value, less applicable premium tax, is applied to an Annuity Option.

Annuity Option: The payout option pursuant to which the Company makes annuity income payments.

Annuity Unit: A unit of measure used to calculate the amount of the variable income payments.

Assumed Investment Return: The assumed annual rate of return used to calculate the amount of the variable income payments.

Certificate: The document the Company issues to evidence the Owner's participation in the Contract.

Contract Anniversary: The same month and day as the Effective Date in each subsequent year of the Contract.

Contract Holder: The entity that holds a Contract under which Certificates may be issued.

Contract Value: Prior to the Annuity Commencement Date, the sum of the Variable Account value and the Guaranteed Account value attributable of a Certificate issued under this Contract.

Contract Year: Any period of 12 months commencing with the Effective Date or any Contract Anniversary.

Credit: An amount added to the Contract Value at the time a Purchase Payment is accepted by the Company.

Effective Date: The date as of which the initial Purchase Payment is credited to the Contract and the date the Contract takes effect with respect to an Owner. The Certificate is issued on the Effective Date.

Fund: Any investment portfolio in which a corresponding Sub-Account invests.

Purchase Payment: The amount(s) paid by the Owner and accepted by the Company as consideration for the Owner's participation this Contract.

Sub-Account: A separate division of the Variable Account.

Surrender Value: The amount available for a full surrender. It is equal to the Contract Value minus any applicable surrender charge, contract maintenance fee and premium tax.

Valuation Day: Each day on which the New York Stock Exchange is open for business.

Valuation Period: The period which begins at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next Valuation Day.

Variable Account: The Protective Variable Annuity Separate Account, a separate investment account of Protective Life.

Written Notice: A notice or request submitted in writing in a form satisfactory to the Company that is received at the administrative office.

GENERAL PROVISIONS

Entire Contract—This Contract and its attachments including the Certificate, the copy of your application and any endorsements and amendments, constitute the entire agreement between you and us. All statements in the application shall be considered representations and not warranties.

Modification of the Contract—No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the Contract as an annuity contract under the Internal Revenue Code. We will send you a copy of the endorsement that modifies the Contract, and where required we will obtain all necessary approvals, including that of the Owner(s).

Incontestability—We will not contest this Contract after it is issued.

Assignment—You have the right to assign your interest in this Contract. We do not assume responsibility for the assignment; any claim made under an assignment is subject to proof of the nature and extent of the assignee's interest prior to payment by us.

Notice—All instructions under this Contract and requests to change or assign a Certificate must be by Written Notice. The Written Notice is effective as of the date it was signed, however, the Company is not responsible for following any instruction or making any change or assignment before our receipt of the Written Notice.

Error in Age or Gender—When a benefit of this Contract is contingent upon any person's age or gender, we may require proof of such. We may suspend payments until proof is provided. When we receive satisfactory proof, we will make the payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits based upon gender.

If after proof of age and gender (where applicable) is provided, it is determined that the information you furnished was not correct, we will adjust any benefit under this Contract to that which would be payable based upon the correct information. If we have underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. Underpayments and overpayments will bear interest at an annual effective interest rate of {3%}.

Settlement—Benefits due under this Contract are payable from our administrative office. The Owner may apply the settlement proceeds to any option we offer for such payments at the time the election is made. Unless directed otherwise in writing, we will make payments according to the Owner's instructions in our records at the time the payment is made. We shall be discharged from all liability for payment to the extent of any payments we make.

Receipt of Payment—If any Owner, Annuitant, Beneficiary or Payee is incapable of giving a valid receipt for any payment, we may make such payment to whomever has legally assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Protection of Proceeds—To the extent permitted by law and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors.

Premium Tax—Premium tax will be deducted, if applicable. Premium tax may be deducted from the Purchase Payment(s) when accepted or from the Contract Value upon a full or partial surrender, death or annuitization.

Non-Participating—This Contract does not share in our surplus or profits, or pay dividends.

Minimum Values—The values available under the Contract are at least equal to the minimum values required in the state where the Contract is delivered.

Application of Law—The provisions of the Contract are to be interpreted in accordance with the laws of the state of {Alabama}, with the Internal Revenue Code and with applicable regulations.

Reports—At least annually prior to the Annuity Commencement Date, we will send to you at the address contained in our records a report showing your current Contract Value and any other information required by law.

PARTIES TO THE CONTRACT

Company—Protective Life Insurance Company, also referred to as "Protective Life", "we", "us" and "our".

Owner—The person or persons who have been issued a Certificate and are entitled to exercise all rights and privileges provided in the Contract. Owners may exercise these rights and privileges without the consent of the Contract Holder. A Certificate may be issued to no more than two Owners. Individuals as well as non-natural persons, such as corporations or trusts, may be Owners. The Owner is referred to as "you" and "your".

Change of Owner—The Owner may be changed by Written Notice provided (1) the new Owner's 76th birthday is after the Effective Date, and (2) the new Owner's 90th birthday is on or after the Annuity Commencement Date. For a period of one year after any change of ownership involving a natural person, the death benefit will equal the Contract Value less an adjustment for any Credits applied during the 12 months prior to death.

Beneficiary—The person or persons who may receive the benefits of this Contract upon the death of an Owner.

  Primary—The Primary Beneficiary is the surviving Owner, if any. If there is no surviving Owner, the Primary Beneficiary is the person or persons designated by the Owner and named in our records.

  Contingent—The Contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if the Primary Beneficiary is not living.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

Change of Beneficiary—Unless designated irrevocably, the Owner may change the Beneficiary by Written Notice prior to the death of any Owner. An irrevocable Beneficiary is one whose written consent is needed before the Owner can change the Beneficiary designation or exercise certain other rights.

Annuitant—The person or persons on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.

Change of Annuitant—The Owner may change the Annuitant by Written Notice prior to the Annuity Commencement Date. However, if any Owner is not an individual the Annuitant may not be changed. The new Annuitant's 76th birthday must be after the Effective Date and the new Annuitant's 90th birthday may not be earlier than the Annuity Commencement Date in effect when the change of Annuitant is requested.

Payee—The person or persons designated by the Owner to receive the annuity income payments under the Contract. The Annuitant is the Payee unless the Owner designates another party as the Payee. The Owner may change the Payee at any time.

PURCHASE PAYMENTS

Purchase Payment—Purchase Payments are payable at our administrative office. They shall be made by check payable to Protective Life Insurance Company or by any other method we deem acceptable. Generally, we will accept Purchase Payments until the earlier of the oldest Owner's or Annuitant's {76th} birthday. Your initial Purchase Payment is shown on the Certificate.

Subsequent Purchase Payments may be accepted by the Company. The minimum subsequent Purchase Payment we will accept is $100. The maximum aggregate Purchase Payment(s) we will accept without prior administrative office approval is {$1,000,000}. We reserve the right not to accept any Purchase Payment.

Allocation of Purchase Payments—We will allocate your Purchase Payments to the Allocation Options according to your instructions as contained in our records at the time the Purchase Payment is accepted at our administrative office. Your initial allocation instructions are on the Application. You may change your allocation instructions at any time by Written Notice. Allocations must be made in whole percentages.

No Default—This Contract will not be in default if subsequent Purchase Payments are not made.

PURCHASE PAYMENT CREDIT

On the date we accept a Purchase Payment, we will add a Credit to your Contract Value. The Credit is determined by multiplying the amount of the Purchase Payment by the Credit percentage associated with the cumulative Purchase Payments as shown on the Certificate. During the first Contract Year, Purchase Payments are aggregated to determine the applicable Credit percentage. Due to this aggregation, it is possible that during the first Contract Year, part of the Credit added to your Contract Value is based on prior Purchase Payments.

Credits are applied to the Allocation Options according to the allocation percentages of the Purchase Payments with which they are associated. If you end your participation in this Contract under the Right to Cancel provision, the amount we return to you will be adjusted for any Credits that were applied. Whenever the adjustment for Credits is deducted from the Contract Value, it will be deducted from the Allocation Options on a pro-rata basis using the ratio of each Allocation Option value to the total Contract Value. The adjustment for Credits applied will be the lesser of: (1) the value of any Credit(s) at the next price determined after we receive your instruction; or (2) the amount of the Credit(s) we added to your Contract.

VARIABLE ACCOUNT

General Description—The variable benefits under the Contract are provided through the Protective Variable Annuity Separate Account, which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. We own the assets in the Variable Account. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account are not chargeable with the liabilities arising out of any other business we may conduct. The income, gains and losses, both realized and unrealized, from the assets of the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses of the Company. We have the right to transfer to our general account any assets of the Variable Account that are in excess of such reserves and other liabilities.

Sub-Accounts of the Variable Account—The Variable Account is divided into a series of Sub-Accounts. The Sub-Accounts available on the Effective Date are listed on the Certificate. Each Sub-Account invests in shares of a corresponding Fund. The income, dividends, and gains, if any, distributed from the shares of a Fund will be reinvested by purchasing additional shares of that Fund at its net asset value.

When permitted by law, we may:

  1)
  create new variable accounts;

  2)
  combine variable accounts, including the Variable Account;

  3)
  add new Sub-Accounts to, or remove existing Sub-Accounts from the Variable Account, or combine Sub-Accounts;

  4)
  make new Sub-Accounts or other Sub-Accounts available to such classes of the Contracts as we may determine;

  5)
  add new Funds, or remove existing Funds;

  6)
  substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment, or if we determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;

  7)
  deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

  8)
  operate the Variable Account as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and

  9)
  make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The values and benefits of this Contract provided by the Variable Account depend on the investment performance of the Funds in which the Sub-Accounts invests. We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts allocated or transferred to the Sub-Accounts.

We reserve the right to deduct taxes attributable to the operation of the Variable Account.

Variable Account Value—At any time prior to the Annuity Commencement Date, the Variable Account value is equal to: (1) Purchase Payments and associated Credits allocated to the Variable Account; plus (2) amounts transferred into the Variable Account; plus or minus (3) investment performance; minus (4) amounts transferred out of the Variable Account; minus (5) the amount of any surrenders removed from the Variable Account including any applicable surrender charges and premium tax; minus (6) fees deducted from the Variable Account. The Variable Account value equals the total of the Sub-Account values.

Amounts allocated to the Variable Account, including, but not limited to Purchase Payments, Credits and transfers, are used to purchase Accumulation Units of one or more Sub-Accounts as directed by the Owner. To calculate the value of a Sub-Account, we multiply the number of Accumulation Units attributable to each Sub-Account by the Accumulation Unit value for that Sub-Account as of the Valuation Period as of which the value is being determined.

Events that will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account include, but are not limited to: (1) transfers from a Sub-Account; (2) a full or partial surrender; (3) payment of the death benefit; (4) annuitization; (5) the deduction of the contract maintenance fee; (6) the deduction of Credits.

Accumulation Units will be canceled as of the end of the Valuation Period during which the transaction occurs.

Accumulation Unit Values—The Accumulation Unit value for each Sub-Account on any Valuation Day is determined by multiplying the Accumulation Unit value on the prior Valuation Day by the net investment factor for the Valuation Period. The net investment factor is used to measure the investment performance of a Sub-Account from one Valuation Period to the next. A net investment factor is determined for each Sub-Account for each Valuation Period. The net investment factor may be greater or less than one, so the value of an Accumulation Unit can increase or decrease. The net investment factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3), where:

  (1)
  is the result of:

  a.
  the net asset value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

  b.
  the per share amount of any dividend or capital gain distributions made by the Funds held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

  (2)
  is the net asset value per share of the Fund held in the Sub-Account, determined at the end of the most recent prior Valuation Period.

  (3)
  is a factor representing the mortality and expense risk charge and the administration charge for the number of days in the Valuation Period and a charge or credit for any taxes attributed to the investment operations of the Sub-Account, as determined by the Company.

TRANSFERS

Transfers—Prior to the Annuity Commencement Date, you may instruct us to transfer amounts among the Allocation Options. You must transfer at least $100 or, if less, the entire amount in the Allocation Option each time you make a transfer. If after the transfer the amount remaining in any of the Allocation Options from which the transfer is made is less than $100, we may transfer the entire amount instead of the requested amount. We may also limit the number of transfers to no more than 12 per year. For each additional transfer over 12 during each Contract Year, we may charge the transfer fee shown on the Schedule. The transfer fee, if any, will be deducted from the amount being transferred. We will not honor transfer requests when the transfer would be detrimental to any Fund, other Owners or the Variable Account.

SURRENDERS

Full and Partial Surrenders—A full surrender of the Contract may be made any time prior to the Annuity Commencement Date. Partial surrenders may be made prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least {$10,000}. The amount we pay upon a full or partial surrender is equal to the Contract Value surrendered minus any applicable surrender charge, premium tax and contract maintenance fee. We will surrender amounts pro-rata from the Allocation Options.

Penalty Free Surrender—During the first Contract Year you may surrender an amount equal to {10%} of your initial Purchase Payment without incurring a surrender charge. After the first Contract Anniversary you may surrender an amount equal to {10%} of the Contract Value as of the prior Contract Anniversary without incurring a surrender charge. This is called a 'penalty free surrender'. Partial surrenders in excess of the penalty free surrender during any Contract Year and a full surrender may be subject to the surrender charge.

Determining the Surrender Charge—We calculate the surrender charge by first allocating surrendered Contract Value in excess of the penalty free surrender to Purchase Payments not previously assessed with a surrender charge using a "first-in, first-out" (FIFO) basis. We then allocate any remaining surrendered Contract Value pro-rata to these Purchase Payments. The surrender charge is the total of each of the allocated amounts of surrendered Contract Value multiplied by its applicable surrender charge percentage, as shown on the Schedule. If the surrendered Contract Value exceeds the penalty free surrender and if no surrendered Contract Value was allocated to Purchase Payments, the surrender charge on the surrendered Contract Value is determined by applying the surrender charge percentage associated with the most recent Purchase Payment we accepted.

Suspension or Delay in Payment of Surrender—The Company may suspend or delay the date of payment of a partial or full surrender from the Variable Account value for any period:

  1)
  when the New York Stock Exchange is closed; or

  2)
  when trading on the New York Stock Exchange is restricted; or

  3)
  when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which: (a) the disposal of securities in the Variable Account is not reasonably practical; or (b) it is not reasonably practical to determine fairly the value of the net assets of the Variable Account; or

  4)
  when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

DEATH BENEFIT

Death of an Owner—If an Owner dies before the Annuity Commencement Date and while this Contract is in force, we will pay the death benefit to the Beneficiary. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner and remaining payments must be distributed at least as rapidly as under the Annuity Option in effect at the time of the Owner's death.

Death of the Annuitant—If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner will become the new Annuitant unless the Owner designates otherwise. If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner.

Death Benefit—The death benefit will be determined as of the end of the Valuation Period during which we receive due proof of death. The death benefit will equal the greater of: (1) the Contract

Value; or (2) aggregate Purchase Payments less an adjustment for each surrender. For the purpose of calculating the death benefit, the adjustment for each surrender will equal the amount that reduces the death benefit in the same proportion that the amount surrendered including associated surrender charges, if any, reduced the Contract Value as of the Valuation Period during which that surrender was taken. Only one death benefit is payable under this Contract, even though the Contract may, in some circumstances, continue beyond the time of an Owner's death.

The death benefit may be taken in one sum immediately and the Contract will terminate. If the death benefit is not taken in one sum immediately, the death benefit will become the new Contract Value as of the end of the Valuation Period during which we receive due proof of death and the entire interest in the Contract must be distributed, pursuant to the beneficiary's written notice, under one of the following options:

  (1)
  the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the Owner's death; or,

  (2)
  the entire interest must be distributed within 5 years of the Owners death.

If the Beneficiary is the deceased Owner's spouse, the surviving spouse may elect, in lieu of receiving a death benefit, to continue the Contract and become the new Owner, provided the deceased Owner's spouse's 76th birthday is after the Effective Date and 90th birthday is after the Annuity Commencement Date. The surviving spouse may select a new Beneficiary. Upon this spouse's death, the Beneficiary may take the death benefit in one sum immediately and the Contract will terminate. If the death benefit is not taken in one sum immediately, the death benefit will become the new Contract Value as of the end of the Valuation Period during which we receive due proof of death and must be distributed to the new Beneficiary according to either paragraph (1) or (2), above.

If there is more than one Beneficiary, the foregoing provisions apply to each Beneficiary individually.

The death benefit provisions of this Contract shall be interpreted to comply with the requirements of §72(s) of the Internal Revenue Code. We reserve the right to endorse this Contract as necessary to conform to regulatory requirements. We will obtain all necessary regulatory approvals and will send you a copy of any endorsement containing such Contract modifications.

Suspension of Payment—Payment of the death benefit may be suspended or delayed under the circumstances described in the provision "Suspension or Delay in Payment of Surrender".

ANNUITIZATION

Annuity Commencement Date—On the Effective Date, the Annuity Commencement Date is the oldest Owner's or Annuitant's 90th birthday. It is shown on the Certificate. The Owner may change the Annuity Commencement Date by Written Notice. The proposed Annuity Commencement Date must be at least 30 days beyond the date the written request is received by the Company, and at least {10} years after most recent Purchase Payment. You may not select an Annuity Commencement Date that occurs after the oldest Owner's or Annuitant's 90th birthday.

On the Annuity Commencement Date, we will apply your Contract Value, less any applicable premium tax, to the Annuity Option you select to determine an annuity income payment.

Annuity Income Payments—You may elect to receive a fixed income payment, a variable income payment, or a combination of both using the same Annuity Option and certain period.

Fixed Income Payments—Fixed income payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. It is not in any way dependent upon the investment experience of the Variable Account.

Variable Income Payments—Variable income payments are periodic payments from the Company to the designated Payee, the amount of which varies from one payment to the next as a reflection of the net investment experience of the Sub-Account(s) you select to support the payments.

Using an Assumed Investment Return of 5%, we determine the dollar amount of the variable income payment as if a payment were to be made on the Annuity Commencement Date. However, no payment is actually made on that date. We then allocate that dollar amount among the Sub-Accounts you selected to support your variable income payments. Based on the Annuity Unit values of the selected Sub-Accounts on that date, we determine the number of Annuity Units attributable to each Sub-Account. The number of Annuity Units attributable to each Sub-Account remains constant unless there is a transfer of Annuity Units between Sub-Accounts.

To calculate the amount of each variable income payment, we multiply the number of Annuity Units attributable to each Sub-Account by the Annuity Unit value for that Sub-Account as of the Valuation Period on which the payment is being determined. We then total results of these calculations for each Sub-Account.

Annuity Unit Values—The Annuity Unit value of each Sub-Account for any Valuation Period is equal to (1) multiplied by (2) divided by (3) where:

  (1)
  is the net investment factor for the Valuation Period for which the Annuity Unit value is being calculated using the mortality and expense risk charge and the administration charge shown on the Certificate.

  (2)
  is the Annuity Unit value for the preceding Valuation Period: and

  (3)
  is a daily Assumed Investment Return factor adjusted for the number of days in the Valuation Period.

You may transfer Annuity Units between Sub-Accounts. This is done by converting Annuity Units of a Sub-Account into a dollar amount using the Annuity Unit value for that Sub-Account on the Valuation Period during which the transfer occurs and reconverting that dollar amount into the appropriate number of Annuity Units of another Sub-Account using its Annuity Unit value for the same Valuation Period. Thus, on the date of the transfer, the dollar amount of the portion of a variable income payment generated from the Annuity Units of either Sub-Account would be the same. For variable income payments, only one transfer between Sub-Accounts is allowed in any calendar month.

Transfers involving fixed income payments are not allowed.

Selection of Annuity Option—You may select an Annuity Option, or change your selection by Written Notice received by the Company not later than 30 days before the Annuity Commencement Date. If you have not selected an Annuity Option within 30 days of the Annuity Commencement Date, we will apply your Contract Value to fixed income payments under Option B—Life Income with Payments for a 10 Year Certain Period.

Annuity Options—You may select from among the following Annuity Options:

OPTION A—PAYMENTS FOR A CERTAIN PERIOD: Payments will be made for the period you select. No certain period may be longer than 30 years. Payments under this Annuity Option do not depend on the life of an Annuitant. Fixed income payments under Option A may not be surrendered, but you may fully surrender variable income payments under Option A.

OPTION B—LIFE INCOME WITH OR WITHOUT A CERTAIN PERIOD: Payments are based on the life of an Annuitant. We reserve the right to demand proof that the Annuitant(s) is living prior to making any income payment. If you elect to include a certain period, payments will be made for the lifetime of the Annuitant, with payments guaranteed for the certain period you select. No certain period may be longer than 30 years. Payments stop at the end of the selected certain period or when the Annuitant(s) dies, whichever is later. If no certain period is selected, payments will stop upon the death of the Annuitant(s) no matter how few or how many payments have been made. Neither fixed nor variable income payments under Option B may be surrendered.

ADDITIONAL OPTION: The Contract Value, less applicable premium tax, may be used to purchase any annuity contract that we offer on the date this option is elected.

Minimum Amounts—If your Contract Value is less than $5,000 on the Annuity Commencement Date, we reserve the right to pay the Contract Value in one lump sum. If at any time your annuity income payments are less than the minimum payment amount according to the Company's rules then in effect, we reserve the right to change the frequency of your income payments to an interval that will result in a payment amount at least equal to the minimum.

Guaranteed Purchase Rates—The guaranteed interest basis for fixed income payments, which is not applicable to variable income payments, is {3%}. The mortality basis is the Annuity 2000 Mortality Table projected 3 years using the annual projection factors associated with the 1983 Individual Annuitant Mortality Table. One year will be deducted from the attained age of the Annuitant for every 3 completed years beyond the year 2003. Upon request, we will furnish you the guaranteed purchase rates for ages and periods not shown below. Annuity benefits available on the Annuity Commencement Date will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Annuity Commencement Date to the same class of Annuitants for the same Annuity Option.

Group Flexible Premium Deferred Variable Annuity Contract
Non-Participating

FIXED ANNUITY TABLES

These tables illustrate the minimum fixed monthly annuity payments rates for each $1,000 applied.

OPTION A TABLE	OPTION B TABLE
Payments for a Certain Period	Life Income with or without a Certain Period
					Life with 10 Year Certain Period
			Life Only
Years	Monthly Payment	Age of Annuitant
			Male	Female	Male	Female
5	17.91	60	4.67	4.28	4.60	4.24
10	9.61	65	5.34	4.83	5.17	4.74
15	6.87	70	6.26	5.60	5.90	5.41
20	5.51	75	7.54	6.73	6.75	6.28
25	4.71	80	9.34	8.41	7.66	7.30
30	4.18	85 & over	11.88	10.95	8.48	8.28

VARIABLE ANNUITY TABLES

        Payments will vary based on the investment experience of the Variable Account relative to the interest assumption of 5% and could be more or less than the payments shown.

OPTION A TABLE	OPTION B TABLE
Payments for a Certain Period	Life Income with or without a Certain Period
					Life with 10 Year Certain Period
			Life Only
Years	Monthly Payment	Age of Annuitant
			Male	Female	Male	Female
5	18.74	60	5.88	5.49	5.78	5.43
10	10.51	65	6.54	6.01	6.32	5.90
15	7.82	70	7.47	6.77	7.01	6.54
20	6.51	75	8.76	7.91	7.82	7.37
25	5.76	80	10.59	9.62	8.68	8.34
30	5.28	85 & over	13.16	12.19	9.45	9.26

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GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT (Non-Participating)